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           ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                               ENDORSEMENT

This endorsement applies to the following class of individuals when the Owner, Joint Owner (if applicable), Annuitant and Joint Annuitant (if applicable) are all within the group set forth below:

    [Employees and registered representatives of any broker/dealer who have entered into a Sales Agreement with the Company to sell the Delaware Golden Medallion variable annuity.

    Officers, directors, trustees and bona-fide full-time employees
    (including former officers and directors and former employees who had been employed for at least ten years) of Delaware Management Company, Inc., its affiliates and subsidiaries, and or any funds in the Delaware Group; and

    Spouses and children or other legal dependents of the above-referenced persons under the age of 21.]

Eligibility for the class is based upon the Owner's, Joint Owner's (if applicable), Annuitant's and Joint Annuitant's (if applicable) status on the Issue Date.

This contract is amended as of its Issue Date as follows:

1. The Payment Credit Percentage on page [3] of the contract is replaced by [5%.]

2. The first paragraph of the "Payment Credits" provision on page [14] of the contract is replaced by the following:

     "Each time the Owner makes a Payment to the contract, the Company will credit an amount equal to or greater than the product of such Payment and (1% plus the Payment Credit Percentage). This amount will be credited to the contract's Accumulated Value. Each Payment Credit will be allocated in the same manner as its corresponding Payment."

3. The second paragraph of the "Value of the Fixed Account" on page[15] of the contract is replaced by the following:

     "The value of the Fixed Account on any date is the sum of amounts allocated to the Fixed Account plus interest compounded and credited daily at the rates applicable to those amounts. The value of the Fixed Account will be at least equal to the minimum required by law in the State in which this contract is delivered.

     In addition, on each contract anniversary, an amount equal to 1.0% of the contract's Accumulated Value, net of any contract loan, if applicable, will be credited to the Fixed Account.

                          Signed for the Company by:

FORM 3275-99{FORM PROD}